EX-99.14.g

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Voyageur Mutual Funds of our reports dated October 21, 2022, relating to the financial statements and financial highlights, which appear in Delaware National High-Yield Municipal Bond Fund and Delaware Tax-Free California Fund’s Annual Reports on Form N-CSR for the year ended August 31, 2022. We also consent to the references to us under the headings “Independent Registered Public Accountants” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
April 27, 2023